Exhibit 10.32

Executive Officer Salaries

Effective January 1, 2017

Executive Officer	Title	Annual Salary
Syed B. Ali	President and Chief Executive Officer	$500,000

M. Raghib Hussain	Chief Operating Officer	$450,000

Arthur D. Chadwick	Vice President of Finance and Administration, Chief Financial Officer	$375,000

Anil K. Jain	Corporate Vice President, IC Engineering	$375,000

Vincent P. Pangrazio	Senior Vice President, General Counsel and Corporate Secretary	$285,000